AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 24th day of May, 2016, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series listed on Amended Exhibit G attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the listing of the Funds of the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement on behalf of the series; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit G to the Agreement is hereby superseded and replaced with Amended Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine E. Richards	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit G to the Professionally Managed Portfolios
Fund Accounting Servicing Agreement
Name of Series
Hodges Fund
Hodges Small Cap Fund
Hodges Blue Chip Equity Income Fund
Hodges Pure Contrarian Fund
Hodges Small Intrinsic Value Fund
Hodges Small-Mid Cap Fund

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE effective May 1, 2016

Annual Fee Based Upon Assets of the Fund Complex*

♦	[ ] basis points on the first $[ ]
♦	[ ] basis points on the next $[ ]
♦	[ ] basis points on the next $[ ]
♦	[ ] basis points on the next $[ ]
♦	[ ] basis points on the next $[ ]
♦	[ ] basis points on the excess over $[ ]
$[  ] complex minimum for first [  ]funds
$[  ] complex minimum for each additional fund

Multiple Classes

Additional $[  ] per year per class
Includes monthly fund performance reporting.  Daily performance reporting additional.

Start up Fee: $[  ] per fund
(Does not include outside legal counsel review fees)

Data Services

Pricing Services

♦	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
♦	$[ ] – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
♦	$[ ] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
♦	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
♦	$[ ] – Bank Loans
♦	$[ ] – Swaptions
♦	$[ ] – Credit Default Swaps
♦	$[ ] per Month Manual Security Pricing (>[ ]per day)

Fair Value Services (Charged at the complex level)

♦	$[ ] per security on the First [ ] Securities
♦	$[ ] per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

♦	$[ ] per Foreign Equity Security per Month
♦	$[ ] per Domestic Equity Security per Month
♦	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Amended Exhibit G (continued) to the Professionally Managed Portfolios
 Fund Accounting Servicing Agreement

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE (continued) effective May 1, 2016

Third Party Administrative Data Charges (descriptive data for each security)

♦	$[ ] per security per month for fund administrative data
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Chief Compliance Officer (CCO) Annual Fees

♦	$[ ] per Fund (subject to Board approval)
♦	Per advisor relationship and subject to change based upon Board review and approval

Miscellaneous Expenses

Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services

Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal and additional services mutually agreed upon.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s signature below acknowledges approval of the Fund Accounting fee schedule on this Amended Exhibit G

HODGES CAPITAL MANAGEMENT, INC.

By: /s/ Craig Hodges

Name: Craig Hodges

Title: CIO                                                                                    Date:July 12, 2016